Exhibit 99.1


Investor Relations Contact:              Media Contact:
Robert J. Vill                           Jane Randel
Vice President, Treasury and             Vice President, Public Relations
  Investor Relations
Liz Claiborne Inc.                       Liz Claiborne Inc.
201.295.7515                             212.626.3408

     LIZ CLAIBORNE INC. POSTS RECORD 4th QUARTER AND FULL YEAR SALES AND EPS
     -----------------------------------------------------------------------

New York, NY February 26, 2004 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share ("EPS") of $0.66 for the fourth quarter 2003, an increase of 22.2%, compared to diluted EPS of $0.54 for the fourth quarter 2002. Net sales for the fourth quarter 2003 were a record $1.032 billion, up 3.8% over the comparable 2002 period.

Adjusted diluted EPS for the fourth quarter 2003 were $0.66, compared to adjusted diluted EPS of $0.58 for the fourth quarter 2002, a 13.8% increase. The results are adjusted to exclude the impact of a net after-tax restructuring charge in the fourth quarter of 2002 of $4.5 million ($7.1 million pre-tax), or $0.04 in diluted EPS, covering the costs associated with the closure of all 22 domestic specialty retail stores operating under the Liz Claiborne brand name and a net after-tax restructuring gain in the fourth quarter of 2003 of $0.4 million ($0.7 million pre-tax), representing the portion of the 2002 restructuring charge no longer required due to the completion of the activities associated with the reserve. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

For the full year 2003, diluted EPS increased 18.1% to $2.55 in 2003, up from $2.16 in 2002. Net sales for the full year 2003 were a record $4.241 billion, up 14.1% over the comparable 2002 period.

Adjusted diluted EPS in 2003 were $2.55, compared to adjusted diluted EPS of $2.20 in 2002, a 15.9% increase. These results are adjusted to exclude the impact of the net after-tax restructuring gain in 2003 and the net after-tax restructuring charge in 2002 discussed above. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

The Company will sponsor a conference call today at 10:00 am EST to discuss its fourth quarter 2003 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, March 18, 2004.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these fourth quarter results which were driven by the strength of our balanced and diversified portfolio. This enabled us to more than offset a decline in our core Liz Claiborne business with gains in other brands throughout our portfolio. The disciplined execution of our multi-brand, multi-channel, multi-geography diversification strategy enabled us to achieve the upper end of our EPS expectation. Our balance sheet and cash flow remain quite strong at the end of the quarter, the result of an ongoing focus on expense control and working capital management. Performance in the fourth quarter was driven primarily by the acquisition of Juicy Couture and growth in our Mexx Europe business. Our Ellen Tracy, DKNY(R) Jeans Men's, Handbags and Jewelry wholesale and Lucky Brand specialty retail businesses also made solid contributions. In the fourth quarter, we continued to execute our portfolio diversification strategy with the acquisition of ENYCE, a designer, marketer and wholesaler of fashion forward streetwear for men and women through its ENYCE(R) and Lady ENYCE(R) brands."

Mr. Charron concluded: "Looking forward, for the full year 2004, current visibility indicates that we forecast a sales increase of 6 - 8% and EPS in the range of $2.70 - $2.77. For the first quarter of 2004, we are optimistic that we can achieve a sales increase of 2 - 5% and EPS in the range of $0.60 - $0.62. All of these forward looking statements exclude the impact of any future acquisitions or stock repurchases."

FOURTH QUARTER RESULTS
----------------------

Net Sales
---------
Net sales for the fourth quarter of 2003 were a record $1.032 billion, an increase of $38 million, or 3.8%, over net sales for the fourth quarter of 2002. The acquisitions of Juicy Couture (acquired April 7, 2003) and ENYCE (acquired December 1, 2003) added approximately $27 million in net sales during the quarter. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, added approximately $41 million in sales during the quarter. Net sales results for our business segments are provided below:

o  Wholesale Apparel net sales decreased $11 million,  or 1.8%, to $622 million.
   -----------------
   This result reflected the following:
   - The inclusion of $27 million of sales of our recently acquired Juicy Couture and ENYCE businesses;
   - A $21 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $59 million net decrease primarily reflecting a 27.8% decrease in our core Liz Claiborne business, partially offset by increases primarily reflecting continued growth in our Mexx Europe business (exclusive of the impact of foreign currency exchange rates). The decrease in the Liz
      Claiborne business results from lower volume as retailers focused on inventory productivity and planned conservatively in the June 2003 Holiday market in response to negative industry retail sales trends experienced in Spring 2003.

o  Wholesale  Non-Apparel net sales  increased by $14 million,  or 9.9%, to $152
   ----------------------
   million. This result was primarily due to the following:
   - A $2 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $12 million net increase primarily reflecting increases in our Liz Claiborne and Monet jewelry businesses and new products representing the extension of a number of our apparel brands into the non-apparel segment as well as the introduction of products under our Kenneth Cole jewelry license, which launched in Spring 2003.

o  Retail net sales  increased  $33  million,  or 15.2%,  to $250  million.  The
   ------
   increase reflected the following:
   - An $18 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $15 million net increase primarily driven by higher comparable store sales and the net addition of 8 new stores over the last twelve months in our Lucky Brand Dungarees specialty retail business, the net addition of 18 new specialty retail and outlet stores in our Mexx Europe business, the opening of 3 Mexx USA specialty stores and 6 Sigrid Olsen specialty stores. These gains were partially offset by the decreases related to the strategic decision to close our domestic Liz Claiborne specialty retail stores. These closures were completed by the end of the second quarter of 2003. We also opened 71 net new international concession stores in Europe over the last twelve months.

   Comparable store sales decreased by 2.9% in our Outlet business and decreased 1.3% overall in our Specialty Retail business. We ended the quarter with a total of 263 outlet stores, 235 specialty retail stores and 553 international concession stores.

o  Corporate net sales, consisting of licensing revenue, increased $3 million to
   ---------
   $8 million as a result of new licenses and growth from our existing license portfolio.

Gross Profit
------------
Gross profit increased $45 million, or 10.2%, to $488 million in the fourth quarter of 2003 over the fourth quarter of 2002. Gross profit as a percent of net sales increased to 47.3% in 2003 from 44.6% in 2002. Approximately $22 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. The increased gross profit rate reflected a continued focus on inventory management and lower sourcing costs. The acquisition of Juicy Couture and continued growth in our Mexx Europe business also contributed to the rate increase, as these businesses run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
Selling, General & Administrative expenses ("SG&A") increased $30 million, or 8.9%, to $367 million, in the fourth quarter of 2003 over the fourth quarter of 2002 and as a percent of net sales increased to 35.6% from 33.9%. Approximately $18 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. The higher SG&A rate primarily reflected reduced expense leverage resulting from the sales decrease in our Liz Claiborne business and the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average. In addition, we incurred startup costs associated with the launch of our Realities and Intuitions apparel brands as well as our Mexx USA and Sigrid Olsen specialty retail businesses, partially offset by the favorable impact of Company-wide expense control initiatives.

Restructuring Gain / Charge
---------------------------
In the fourth quarter of 2003, the Company recorded a pre-tax restructuring gain of $0.7 million, representing the reversal of the portion of the 2002 restructuring reserve no longer required. The pre-tax restructuring charge in the fourth quarter of 2002 of $7.1 million was established to cover the costs associated with the closure of all 22 domestic specialty retail stores operating under the Liz Claiborne brand name.

Operating Income
----------------
Operating income for the fourth quarter of 2003 was $122 million, an increase of $23 million, or 23.0%, over last year. Operating income as a percent of net sales increased to 11.8% in 2003 compared to 10.0% in 2002. The increase was the result of increased sales, lower sourcing costs, Company-wide inventory management and expense reductions. Approximately $4 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. Operating income by business segment is provided below:

o  Wholesale Apparel operating income decreased $13 million to $53 million (8.5%
   -----------------
   of net sales) in 2003 compared to $66 million (10.4% of net sales) in 2002, principally reflecting reduced profits in our core Liz Claiborne business as a result of the lower sales volume discussed above, partially offset by the inclusion of our recently acquired Juicy Couture business and increased profits in our Mexx Europe and Ellen Tracy businesses.

o  Wholesale  Non-Apparel  operating income was $21 million (14.1% of net sales)
   ----------------------
   in 2003 compared to $10 million (7.0% of net sales) in 2002, principally due to increases in our Handbag and Jewelry businesses.

o  Retail  operating  income  increased $22 million to $42 million (16.9% of net
   ------
   sales) in 2003 compared to $20 million (9.4% of net sales) in 2002, principally reflecting an increase in profits from our Lucky Brand Dungarees and Mexx Europe retail stores and our Outlet stores, partially offset by startup costs associated with the opening of our new Mexx USA and Sigrid Olsen stores.

o  Corporate  operating  income,   primarily  consisting  of  licensing  income,
   ---------
   increased $2 million to $5 million.

Excluding the impact of the restructuring gain in 2003 and the restructuring charge in 2002, operating income in the fourth quarter of 2003 increased by $15 million to $121 million, or 11.7% of net sales, from $106 million, or 10.7% of net sales, in the fourth quarter of 2002. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

Net Interest Expense
--------------------
Net interest expense in the fourth quarter of 2003 was $8 million, compared to $7 million in 2002. The impact of foreign currency exchange rates accounted for the majority of the increase.

Net Income
----------
Net income in the fourth quarter of 2003 increased to $73 million, or 7.1% of net sales, from $58 million in the fourth quarter of 2002, or 5.8% of net sales. Diluted earnings per common share increased to $0.66 in 2003, from $0.54 in 2002, a 22.2% increase.

Adjusted net income in the fourth quarter of 2003 increased to $73 million, or 7.0% of sales, from $63 million, or 6.3% of sales, in the fourth quarter of 2002. Adjusted diluted EPS for the fourth quarter of 2003 were $0.66, compared to adjusted diluted EPS of $0.58 for the fourth quarter of 2002, a 13.8% increase. These adjusted results exclude the impact of the net after-tax restructuring gain ($0.4 million) and net after-tax restructuring charge ($4.5 million) discussed above. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

Average diluted shares outstanding increased by 3.0 million shares to 110.7 million in the fourth quarter of 2003 on a period-to-period basis, as a result of the exercise of stock options and the effect of dilutive securities.

FULL YEAR RESULTS
-----------------

Net Sales
---------
Net sales for 2003 were a record $4.241 billion, an increase of $524 million, or 14.1% over net sales for 2002. The acquisitions of Juicy Couture and ENYCE and the inclusion of a full year's sales for our recently acquired Mexx Canada and Ellen Tracy businesses added approximately $253 million in net sales for the year. Approximately $145 million of the year-over-year increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. While fiscal year 2003 was comprised of 53 weeks, as compared to 52 weeks in fiscal year 2002, we do not believe this extra week had a material impact on our overall sales results for the year. Net sales results for our business segments are provided below:

o  Wholesale  Apparel net sales  increased  $342  million,  or 13.7%,  to $2.834
   ------------------
   billion. This result reflected:
   - The addition of $218 million of sales from our recently acquired Juicy Couture and ENYCE businesses as well as the inclusion of a full year's sales of our Ellen Tracy and Mexx Canada businesses;
   - An $84 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $79 million increase in our Mexx Europe business (excluding the impact of foreign currency exchange rates) as a result of increased comparable sales as well as the expansion into new geographic markets;
   - A $39 million net decrease primarily reflecting an approximate 12.2% decrease in our core Liz Claiborne business for the reasons discussed above, partially offset by increases in our Special Markets businesses, primarily as a result of the introduction of new products, as well as increases in our DKNY(R) Jeans Men's and Sigrid Olsen businesses.

o  Wholesale  Non-Apparel net sales increased by $52 million,  or 10.7%, to $538
   ----------------------
   million. The increase was primarily due to the following:
   - A $5 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $47 million net increase primarily due to increases in our Liz Claiborne and Monet jewelry and Handbags businesses and new products representing the extension of a number of our apparel brands into the non-apparel segment as well as the introduction of products under our Kenneth Cole jewelry license, which launched in Spring 2003.

o  Retail net sales  increased  $120 million,  or 16.7%,  to $838  million.  The
   ------
   increase reflected the following:
   - The inclusion of $35 million representing a full year's sales from our Mexx Canada and Ellen Tracy businesses;
   - A $56 million increase resulting from the impact of foreign currency exchange rates in our international businesses;

   - A $29 million net increase primarily due to the addition of new stores, partially offset by the decreases related to the domestic Liz Claiborne specialty stores, which were closed by the end of the second quarter of 2003. On a net basis, we opened 13 new outlet stores, primarily Mexx Europe and Mexx Canada outlets, and 2 new specialty retail stores, as the closure of the 22 domestic Liz Claiborne stores partially offset new store openings in our Sigrid Olsen, Lucky Brand and Mexx Europe businesses. We also opened 71 net new international concession stores in Europe over the last twelve months.

   Comparable store sales decreased 0.8% in our Specialty Retail business and decreased 2.3% in our Outlet business (excluding the extra week in the 2003 period, Specialty Retail comparable store sales decreased 2.1% and Outlet comparable store sales decreased 3.4%).

o  Corporate net sales,  consisting of licensing revenue,  increased $10 million
   ---------
   to $30 million as a result of revenues from new licenses as well as growth in our existing license portfolio.

Gross Profit
------------
Gross profit increased $270 million, or 16.7%, to $1.890 billion in 2003 over 2002. Gross profit as a percent of net sales increased to 44.6% in 2003 from 43.6% in 2002. Approximately $75 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. The increased gross profit rate reflected a continued focus on inventory management and lower sourcing costs. The rate increase was also the result of the acquisition of Juicy Couture, the inclusion of a full year's activity for Ellen Tracy and Mexx Canada and growth in our Mexx Europe business as these businesses run at higher gross profit rates than the Company average, as well as higher gross profit rates in our Outlet business due to improved inventory management and reduced markdowns.

Selling, General & Administrative Expenses
------------------------------------------
SG&A increased $197 million, or 16.1%, to $1.420 billion in 2003 and as a percent of net sales increased to 33.5% in 2003 from 32.9% in 2002. SG&A increased for the following reasons:
   o A $96 million increase resulting from the acquisitions of Juicy Couture and ENYCE, the start-up of our Mexx USA and Sigrid Olsen specialty retail businesses and the inclusion of a full year's expenses for Mexx Canada and Ellen Tracy;
   o A $62 million increase resulting from the impact of foreign currency exchange rates in our international businesses, primarily as a result of the strengthening of the euro;
   o A $39 million increase resulting from volume-related growth and cost increases.

SG&A as a percent of sales increased due to reduced expense leverage resulting from the sales decrease in our Liz Claiborne business and the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average, partially offset by the inclusion of Ellen Tracy and Juicy Couture, which run at SG&A rates lower than the Company average as well as ongoing Company-wide expense management.

Restructuring Gain / Charge
---------------------------
In 2003, the Company recorded a pre-tax restructuring gain of $0.7 million, representing the reversal of the portion of the 2002 restructuring reserve no longer required. The pre-tax restructuring charge in 2002 of $7.1 million was established to cover the costs associated with the closure of all 22 domestic specialty retail stores operating under the Liz Claiborne brand name.

Operating Income
----------------
Operating income in 2003 was $471 million, an increase of $81 million, or 20.8%, over last year. Operating income as a percent of net sales increased to 11.1% in 2003 compared to 10.5% in 2002 primarily as a result of increased net sales and the improved gross margin rate discussed earlier. Approximately $13 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. Operating income by business segment is provided below:

o  Wholesale  Apparel  operating  income  increased  $18 million to $302 million
   ------------------
   (10.7% of net sales) in 2003 compared to $284 million (11.4% of net sales) in 2002, principally reflecting the inclusion of our recently acquired businesses and increased profits in our Sigrid Olsen and Mexx Europe businesses as well as in our Men's complex, partially offset by reduced profits in our core Liz Claiborne business.

o  Wholesale  Non-Apparel  operating income increased $23 million to $57 million
   ----------------------
   (10.6% of net sales) in 2003 compared to $34 million (7.0% of net sales) in 2002 due to increases in all of our non-apparel businesses.

o  Retail  operating  income  increased $30 million to $91 million (10.8% of net
   ------
   sales) in 2003 compared to $61 million (8.4% of net sales) in 2002, principally reflecting increased profits in our Outlet, Lucky Brand Dungarees and Mexx Europe retail stores, partially offset by startup costs associated with the opening of our new Mexx USA and Sigrid Olsen stores.

o  Corporate  operating  income,   primarily  consisting  of  licensing  income,
   ---------
   increased $9 million to $21 million.

Excluding the impact of the restructuring gain in 2003 and the restructuring charge in 2002, operating income in 2003 increased by $73 million to $470 million, or 11.1% of net sales, from $397 million, or 10.7% of net sales, in 2002. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

Net Interest Expense
--------------------
Net interest expense in 2003 was $31 million, compared to $25 million in 2002. Foreign currency exchange rates accounted for the majority of the increase.

Net Income
----------
Net income increased in 2003 to $280 million, or 6.6% of net sales, from $231 million in 2002, or 6.2% of net sales. Diluted EPS increased 18.1% to $2.55 in 2003, up from $2.16 in 2002.

Adjusted net income increased in 2003 to $279 million, or 6.6% of sales, from $236 million, or 6.3% of sales, in 2002. Adjusted diluted EPS in 2003 were $2.55, compared to adjusted diluted EPS of $2.20 in 2002, a 15.9% increase. These results are adjusted to exclude the impact of the net after-tax restructuring gain in 2003 and the net after-tax restructuring charge in 2002 discussed above. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

Average diluted shares outstanding increased by 2.4 million shares to 109.6 million in 2003 on a year-over-year basis, as a result of the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the year with $344 million in cash and marketable securities, compared to $249 million at December 28, 2002, and with $459 million of debt outstanding compared to $400 million at December 28, 2002. This $36 million decrease in our net debt position is primarily attributable to cash flow from operations for the full year of $392 million partially offset by the payments made to acquire Juicy Couture and ENYCE, additional payments made in connection with the acquisitions of Lucky Brand Dungarees and Mexx Canada and the effect of foreign currency translation on our Eurobond, which added $75 million to our debt balance. We ended the quarter with $1.578 billion in stockholders' equity, giving us a total debt to total capital ratio of 22.5%.

Accounts receivable increased $20 million, or 5.5%, at January 3, 2004 compared to December 28, 2002, primarily due to the acquisitions of Juicy Couture and ENYCE and the impact of foreign currency exchange rates, primarily related to the strengthening of the euro, partially offset by decreases in receivables in our core Liz Claiborne apparel business due to the reasons discussed above.

Inventories increased $24 million, or 5.2% at January 3, 2004 compared to December 28, 2002. The acquisitions of Juicy Couture and ENYCE as well as new product initiatives were responsible for $28 million of the increase. Inventories in our comparable domestic businesses declined by $71 million while our international inventories grew by $67 million. The early receipt of Spring product in our Mexx Europe business accounted for $24 million of the international increase while approximately $30 million of the increase is related to the impact of foreign currency exchange rates, primarily related to the strengthening of the euro. Our average inventory turnover rate for 2003 was unchanged at 4.7 times compared to 2002. The Company continues to take a conservative approach to inventory management in 2004.

Net cash provided by operating activities was $392 million in 2003, compared to $394 million provided in 2002. This $2 million decrease in cash flow was primarily due to a $21 million use of cash for working capital in 2003 compared to $58 million provided by working capital in 2002, driven primarily by year-over-year changes in the accounts receivable and inventory balances (discussed above), partially offset by the increase in net income of $49 million in 2003 from 2002.

Net cash used in investing activities was $337 million in 2003, compared to $307 million in 2002. Net cash used in 2003 primarily reflected $222 million in acquisition related payments for the purchase of Juicy Couture and ENYCE as well as additional payments made in connection with the acquisitions of Lucky Brand Dungarees and Mexx Canada. The Company also spent $107 million for capital and in store expenditures in 2003. Net cash used in 2002 primarily reflected $89 million in capital and in-store expenditures and $206 million for the purchase of Mexx Canada and Ellen Tracy.


FORWARD OUTLOOK
---------------

For fiscal 2004, we forecast a net sales increase of 6 - 8% (including a 1% sales increase due to the impact of foreign currency exchange rates), an operating margin in the range of 11.1% - 11.3% and EPS in the range of $2.70 - $2.77.

   o In our wholesale apparel segment, we expect fiscal 2004 net sales to increase in the range of 3 - 5% (including a 1% sales increase due to the impact of foreign currency exchange rates), primarily driven by the inclusion of a full year's sales in our Juicy Couture and ENYCE businesses, the launches of our Realities and Intuitions brands and increases in our Mexx Europe, Sigrid Olsen, Lucky Brand and licensed DKNY(R) Jeans businesses, offset by mid-teens decreases in our core Liz Claiborne and Special Markets businesses.
   o In our wholesale non-apparel segment, we expect fiscal 2004 net sales to increase in the range of 4 - 6%, primarily driven by the introduction of new products.
   o In our retail segment, we expect fiscal 2004 net sales to increase in the range of 15 - 18% (including a 2% sales increase due to the impact of foreign currency exchange rates), primarily driven by increases in our Lucky Brand and Mexx Europe businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003, partially offset by decreases related to the fiscal 2003 closure of our domestic Liz Claiborne specialty stores.
   o In our corporate segment, we expect fiscal 2004 licensing revenue to increase by 20% over 2003.

For the first quarter of 2004, we forecast a net sales increase of 2 - 5% (including a 2% sales increase due to the impact of foreign currency exchange rates), an operating margin in the range of 10.0% - 10.2% and EPS in the range of $0.60 - $0.62.
   o In our wholesale apparel segment, we expect first quarter 2004 net sales to increase in the range of 1 - 4%, primarily driven by the acquisitions of Juicy Couture and ENYCE and increases in our Mexx Europe, Lucky Brand, licensed DKNY(R) Jeans and Sigrid Olsen businesses, offset by decreases in our core Liz Claiborne and Special Markets businesses.
   o In our wholesale non-apparel segment, we expect first quarter 2004 net sales to increase in the range of 2 - 5%, primarily driven by the introduction of new products.
   o In our retail segment, we expect first quarter 2004 net sales to increase in the range of the 8 - 12%, primarily driven by increases in our Lucky Brand and Mexx Europe businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003, partially offset by decreases related to the fiscal 2003 closure of our domestic Liz Claiborne specialty stores.
   o In our corporate segment, we expect first quarter 2004 licensing revenue to increase by 20%.

All of these forward-looking statements exclude the impact of any future acquisitions or stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, ENYCE, First Issue, Intuitions, Jane Street, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names, as well as the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to retailer and consumer acceptance of the Company's products; risks related to the Company's ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to met quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, and the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product, and the impact of the anticipated elimination of quota for apparel products in 2005; risks associated with war, the threat of war and terrorist activities; work stoppages by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2002 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached

                               LIZ CLAIBORNE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)


                                            13 weeks ended    13 weeks ended     53 weeks ended    52 weeks ended
                                              January 3,       December 28,        January 3,       December 28,
                                                 2004              2002               2004              2002
                                                 ----              ----               ----              ----

Net Sales                                     $  1,031,907     $    993,893       $  4,241,115      $  3,717,503
Cost of Goods Sold                                 543,549          550,629          2,351,324         2,097,868
                                              ------------     ------------       ------------      ------------
Gross Profit                                       488,358          443,264          1,889,791         1,619,635

Selling, General & Administrative
   Expenses                                        367,156          337,025          1,419,673         1,222,617
Restructuring Gain (Charge)                            672           (7,130)               672            (7,130)
                                              ------------     ------------       ------------      ------------

Operating Income                                   121,874           99,109            470,790           389,888

Other (Expense) Income, net                            470             (136)            (1,890)           (2,318)

Interest (Expense), net                             (7,820)          (7,163)           (30,509)          (25,124)
                                              ------------     ------------       ------------      ------------

Income Before Provision for Income Taxes           114,524           91,810            438,391           362,446

Income Tax Provision                                41,458           33,852            158,698           131,281
                                              ------------     ------------       ------------      ------------
Net Income                                    $     73,066     $     57,958       $    279,693      $    231,165
                                              ============     ============       ============      ============


Weighted Average Common Shares
   Outstanding                                     108,264          106,002            107,451           105,592

Basic Earnings per Common Share                      $0.67            $0.55              $2.60             $2.19
                                                     =====            =====              =====             =====

Weighted Average Common Shares and Share
   Equivalents Outstanding                         110,674          107,650            109,619           107,196

Diluted Earnings per Common Share                    $0.66            $0.54              $2.55             $2.16
                                                     =====            =====              =====             =====


Dividends per Common Share (Rounded to
   the nearest penny)                                $0.06            $0.06              $0.23             $0.23
                                                     =====            =====              =====             =====

                               LIZ CLAIBORNE, INC.
                RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
                (All amounts in thousands except per share data)


The following is a reconciliation of Net Income to Net Income Excluding Restructuring Gain (Charge):

                                            13 weeks ended    13 weeks ended     53 weeks ended    52 weeks ended
                                              January 3,       December 28,        January 3,       December 28,
                                                 2004              2002               2004              2002
                                                 ----              ----               ----              ----

Net Income                                    $     73,066     $     57,958       $    279,693      $    231,165

Income Tax Provision                                41,458           33,852            158,698           131,281

Interest (Expense), net                             (7,820)          (7,163)           (30,509)          (25,124)

Other (Expense) Income, net                            470             (136)            (1,890)           (2,318)
                                              ------------     ------------       ------------      ------------

Operating Income                                   121,874           99,109            470,790           389,888

Restructuring Gain (Charge) (1)                        672           (7,130)               672            (7,130)
                                              ------------     ------------       ------------      ------------

Operating Income Excluding Restructuring
   Gain (Charge)                              $    121,202     $    106,239       $    470,118      $    397,018

Other (Expense) Income, net                            470             (136)            (1,890)           (2,318)

Interest (Expense), net                             (7,820)          (7,163)           (30,509)          (25,124)

Income Tax Provision                                41,214           36,435            158,454           133,864
                                              ------------     ------------       ------------      ------------

Net Income Excluding Restructuring Gain
   (Charge)                                   $     72,638     $     62,505       $    279,265      $    235,712
                                              ============     ============       ============      ============

Basic Earnings per Common Share Excluding
   Restructuring Gain (Charge)                       $0.67            $0.59              $2.60             $2.23
                                                     =====            =====              =====             =====

Diluted Earnings per Common Share
   Excluding Restructuring Gain (Charge)             $0.66            $0.58              $2.55             $2.20
                                                     =====            =====              =====             =====

(1) In 2003, the Company recorded a pre-tax restructuring gain of $0.7 million, representing the reversal of the portion of the 2002 restructuring reserve no longer required. The pre-tax restructuring charge in 2002 of $7.1 million was established to cover the costs associated with the closure of all 22 domestic specialty retail stores operating under the Liz Claiborne brand name.

                               LIZ CLAIBORNE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)


                                                         January 3,       December 28,
                                                            2004              2002
                                                            ----              ----
Assets
   Current Assets:
      Cash and cash equivalents                          $    293,503      $    211,563
      Marketable securities                                    50,414            36,808
      Accounts receivable - trade, net                        390,802           370,468
      Inventories, net                                        485,182           461,154
      Deferred income taxes                                    45,756            45,877
      Other current assets                                     82,744            49,340
                                                         ------------      ------------
        Total Current Assets                                1,348,401         1,175,210
                                                         ------------      ------------

   Property and Equipment - Net                               410,741           378,303
   Goodwill and Intangibles - Net                             840,604           705,446
   Other Assets                                                 7,253             9,398
                                                         ------------      ------------
     Total Assets                                        $  2,606,999      $  2,268,357
     -------------                                       ============      ============

Liabilities and Stockholders' Equity
   Current Liabilities                                   $    526,642      $    556,720
   Long-Term Debt                                             440,303           377,725
   Other Non-Current Liabilities                                8,374             6,412
   Deferred Income Taxes                                       43,861            33,709
   Minority Interest                                            9,848             7,430
   Stockholders' Equity                                     1,577,971         1,286,361
                                                         ------------      ------------
     Total Liabilities and Stockholders' Equity          $  2,606,999      $  2,268,357
     -------------------------------------------         ============      ============

                               LIZ CLAIBORNE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)


                                                                                  53 weeks ended   52 weeks ended
                                                                                    January 3,      December 28,
                                                                                       2004             2002
                                                                                       ----             ----

Cash Flows from Operating Activities:
      Net income                                                                    $    279,693     $    231,165
      Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization                                                   104,981           96,395
         Deferred income taxes                                                             5,847           (9,209)
         Other - net                                                                      22,447           14,210
         Non cash portion of restructuring charge                                             --            3,266
         Change in current assets and liabilities, exclusive of
             acquisitions:
             Decrease (increase) in accounts receivable - trade, net                      10,971           (1,126)
             (Increase) decrease in inventories                                           (6,444)          49,120
             (Increase) in other current assets                                          (28,259)         (10,636)
             (Decrease) in accounts payable                                               (3,061)         (17,355)
             Increase in accrued expenses                                                  2,822           24,976
             Increase in income taxes payable                                              3,075           13,066
                                                                                    ------------     ------------
                  Net cash provided by operating activities                              392,072          393,872
                                                                                    ------------     ------------

Cash Flows from Investing Activities:
      Purchases of investment instruments                                                    (96)             (90)
      Purchases of property and equipment                                                (96,675)         (80,020)
      Payments for acquisitions                                                         (222,335)        (206,264)
      Payments for in-store merchandise shops                                            (10,538)          (8,851)
      Other - net                                                                         (7,658)         (11,573)
                                                                                    ------------     -------------
                  Net cash used in investing activities                                 (337,302)        (306,798)
                                                                                    ------------     ------------

Cash Flows from Financing Activities:
      (Payments for) proceeds from short-term debt                                        (3,074)          17,199
      Revolving credit facility - net                                                    (12,564)         (65,162)
      Proceeds from exercise of common stock options                                      46,250           32,570
      Dividends paid                                                                     (23,643)         (23,802)
                                                                                    ------------     ------------
                  Net cash provided by (used in) financing activities                      6,969          (39,195)
                                                                                    ------------     -------------

Effect of Exchange Rate Changes on Cash                                                   20,201           36,049
                                                                                    ------------     ------------

Net Change in Cash and Cash Equivalents                                                   81,940           83,928
Cash and Cash Equivalents at Beginning of Period                                         211,563          127,635
                                                                                    ------------     ------------
Cash and Cash Equivalents at End of Period                                          $    293,503     $    211,563
                                                                                    ============     ============

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)


                                                        13 weeks ended                13 weeks ended
                                                          January 3,       % to        December 28,      % to
                                                             2004         Total            2002         Total
                                                             ----         -----            ----         -----
NET SALES:
   Wholesale Apparel                                      $    622,314      60.3%       $    633,702      63.8%
   Wholesale Non-Apparel                                       151,704      14.7%            137,998      13.9%
   Retail                                                      249,765      24.2%            216,860      21.8%
   Corporate                                                     8,124       0.8%              5,333       0.5%
                                                          ------------    -------       ------------    -------
     Total net sales to external customers                $  1,031,907     100.0%       $    993,893     100.0%
                                                          ============    =======       ============    =======

                                                        13 weeks ended                13 weeks ended
                                                          January 3,       % of        December 28,      % of
                                                             2004         Sales            2002         Sales
                                                             ----         -----            ----         -----
OPERATING INCOME:
   Wholesale Apparel                                      $     52,953       8.5%       $     66,023      10.4%
   Wholesale Non-Apparel                                        21,466      14.1%              9,726       7.0%
   Retail                                                       42,292      16.9%             20,333       9.4%
   Corporate                                                     5,163      63.6%              3,027      56.8%
                                                          ------------    -------       ------------    -------
     Total operating income from external customers       $    121,874      11.8%       $     99,109      10.0%
                                                          ============    =======       ============    =======

                                                        53 weeks ended                52 weeks ended
                                                          January 3,       % to        December 28,      % to
                                                             2004         Total            2002         Total
                                                             ----         -----            ----         -----
NET SALES:
   Wholesale Apparel                                      $  2,834,259      66.8%       $  2,491,835      67.0%
   Wholesale Non-Apparel                                       537,973      12.7%            486,172      13.1%
   Retail                                                      838,395      19.8%            718,642      19.3%
   Corporate                                                    30,488       0.7%             20,854       0.6%
                                                          ------------    -------       ------------    -------
     Total net sales to external customers                $  4,241,115     100.0%       $  3,717,503     100.0%
                                                          ============    =======       ============    =======

                                                        53 weeks ended                52 weeks ended
                                                          January 3,       % of        December 28,      % of
                                                             2004         Sales            2002         Sales
                                                             ----         -----            ----         -----
OPERATING INCOME:
   Wholesale Apparel                                      $    302,438      10.7%       $    283,848      11.4%
   Wholesale Non-Apparel                                        56,869      10.6%             34,107       7.0%
   Retail                                                       90,829      10.8%             60,680       8.4%
   Corporate                                                    20,654      67.7%             11,253      54.0%
                                                          ------------    -------       ------------    -------
     Total operating income from external customers       $    470,790      11.1%       $    389,888      10.5%
                                                          ============    =======       ============    =======

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)

                                                        13 weeks ended                13 weeks ended
                                                          January 3,       % to        December 28,      % to
                                                             2004         Total            2002         Total
                                                             ----         -----            ----         -----
NET SALES:
   Domestic                                               $    781,334      75.7%       $    801,741      80.7%
   International                                               250,573      24.3%            192,152      19.3%
                                                          ------------    -------       ------------    -------
     Total net sales to external customers                $  1,031,907     100.0%       $    993,893     100.0%
                                                          ============    =======       ============    =======

                                                        13 weeks ended                13 weeks ended
                                                          January 3,       % of        December 28,      % of
                                                             2004         Sales            2002         Sales
                                                             ----         -----            ----         -----
OPERATING INCOME:
   Domestic                                               $     95,356      12.2%       $     82,046      10.2%
   International                                                26,518      10.6%             17,063       8.9%
                                                          ------------    -------       ------------    -------
     Total operating income from external customers       $    121,874      11.8%       $     99,109      10.0%
                                                          ============    =======       ============    =======

                                                        53 weeks ended                52 weeks ended
                                                          January 3,       % to        December 28,      % to
                                                             2004         Total            2002         Total
                                                             ----         -----            ----         -----
NET SALES:
   Domestic                                               $  3,304,614      77.9%       $  3,037,325      81.7%
   International                                               936,501      22.1%            680,178      18.3%
                                                          ------------    -------       ------------    -------
     Total net sales to external customers                $  4,241,115     100.0%       $  3,717,503     100.0%
                                                          ============    =======       ============    =======

                                                        53 weeks ended                52 weeks ended
                                                          January 3,       % of        December 28,      % of
                                                             2004         Sales            2002         Sales
                                                             ----         -----            ----         -----
OPERATING INCOME:
   Domestic                                               $    382,542      11.6%       $    336,056      11.1%
   International                                                88,248       9.4%             53,832       7.9%
                                                          ------------    -------       ------------    -------
     Total operating income from external customers       $    470,790      11.1%       $    389,888      10.5%
                                                          ============    =======       ============    =======
